Exhibit 99.1

PACIFIC GREEN SUCCESSFULLY EXECUTES ITS TRANSITION TO RENEWABLE ENERGY RECURRING INCOME MODEL AND ANNOUNCES ITS ANNUAL REPORT FOR YEAR ENDING MARCH 31, 2022

DOVER, DE / ACCESSWIRE / August 10, 2022 / Pacific Green Technologies, Inc. (the “Company” or “Pacific Green”, (OTCQB: PGTK)) announces that it has successfully completed its first milestone in the process of diversifying and regularizing its income streams. Pacific Green is transitioning from a single technology equipment provider in the marine sector to an asset-driven “build-own-operate” renewable energy and battery energy storage system (“BESS”) development company, led by the financial close in June 2022 of its first 99.98 MW project at Richborough Energy Park, as part of Pacific Green’s 1.1 GW pipeline of BESS developments in the UK. In summary:

●	Successfully executed transition to renewable energy company with recurring income model from self-developed energy assets

●	FY22 results impacted by COVID related slowdown to marine business

●	99.98 MW Richborough Battery Energy Park asset in construction, with projected commercial operations via the National Grid in June 2023

●	Financial restatement reflects change in timing of milestone recognition. No impact on cash flows.

As part of this transition, along with tighter fuel spreads and COVID-19 pandemic logistical issues for the Company’s clients and suppliers in the marine sector, revenues have been reduced for the year ending March 31, 2022 to $15.44 million (FY21 revenue: $52.62 million) with a net loss for the year of US$10.75 million (FY21 net loss: US$1.81 million).

Within the stated losses includes a one-off, non-cash write-down of combined goodwill and intangible assets, totaling US$7.06 million against Chinese subsidiary Pacific Green Technologies (Shanghai) Co. Ltd. (formally Shanghai Engin Digital Technology Co. Ltd.) and Pacific Green Innoergy Technologies Ltd., acquired in 2019 and 2020, respectively.

The restatement of past financials noted in the Company’s year end filing reflects a change in the accounting treatment of the timing of revenue and expense recognition only, with no impact to cash flows, balances or the Company’s ability to undertake business development in the energy storage sector.

Over the past six months, the spread between high-sulphur and low-sulphur fuel oils has rebounded to exceed US$200 per ton. Pacific Green has witnessed a significant increase in new enquiries for its emissions control systems, commonly known as “scrubbers”, leading to further sales of the Company’s technology in the past months.

The Company has built out its BESS division, recruiting a world-class team of experts to create an industry leading platform to deliver its 1.1 GW pipeline in the UK and is now looking to expand the platform geographically.

Pacific Green has invested in its first 99.98 MW BESS project at Richborough Energy Park in the UK, supported by the Company’s 50% project equity partner, Green Power Reserves Limited, senior debt provided by Close Leasing Limited and energy optimization by Shell Energy Europe Limited. The development, Richborough Energy Park Limited, is currently in construction, with projected commercial operations commencing in June 2023.

During this period, the Company has funded the deposit to secure its second BESS development of 249 MW in the UK as part of the 1.1 GW pipeline.

Pacific Green Technologies, Inc. 8 The Green, Suite #10212, Dover, DE 19901, USA

About Pacific Green Technologies, Inc.:

Pacific Green Technologies, Inc. is focused on addressing the world’s need for cleaner and more sustainable energy. The Company offers Battery Energy Storage Systems and Concentrated Solar Power energy solutions to compliment its marine environmental technologies division.

For more information, visit Pacific Green’s website:

www.pacificgreentechnologies.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the construction of the 99.98 MW BESS the Company is to develop in Kent; and any potential business developments in the UK and future interest in the Company’s battery, solar and emissions control technologies.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, general economic and political conditions, the continuation of the construction of the 99.98 MW BESS, the sales of retrofit emissions control technologies and the ongoing impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the most recent fiscal year, the Company’s quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Scott Poulter, Chairman & CEO
Pacific Green Technologies
T: +1 (302) 601-4659

SOURCE: Pacific Green Technologies, Inc.

Pacific Green Technologies, Inc. 8 The Green, Suite #10212, Dover, DE 19901, USA